Exhibit 99.1

Viking Therapeutics Announces Results from Phase 1 Clinical Trial of Dual GLP-1/GIP Receptor Agonist VK2735

Up to 6.0% Placebo-Adjusted Mean Weight Loss (7.8% From Baseline) Observed After 28 Days

VK2735 Shown to be Safe and Well-Tolerated in 28-Day Study

Phase 2 Trial in Obesity Planned for Mid-2023

SAN DIEGO, CA – March 28, 2023 – Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced positive results from the company’s Phase 1 single ascending dose (SAD) and multiple ascending dose (MAD) clinical trial of VK2735. The compound is a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors in development for the potential treatment of various metabolic disorders. Based on these Phase 1 results, the company plans to initiate a Phase 2 study of VK2735 in patients with obesity in mid-2023.

In the SAD portion of the study, VK2735 demonstrated promising safety and tolerability, as well as a predictable pharmacokinetic (PK) profile. Following single subcutaneous doses, VK2735 demonstrated a half-life of approximately 170 to 250 hours, a Tmax (time to reach maximum plasma concentration) ranging from approximately 75 to 90 hours, and excellent therapeutic exposures.

In the 28-day MAD portion of the study, VK2735 demonstrated encouraging tolerability and positive signs of clinical activity. All cohorts receiving VK2735 demonstrated reductions in mean body weight from baseline, ranging up to 7.8%. Cohorts receiving VK2735 also demonstrated reductions in mean body weight relative to placebo, ranging up to 6.0%. Statistically significant differences compared to placebo were maintained or improved at the Day 43 follow-up time point, 21 days after the last dose of VK2735 was administered. The company believes tolerability data from this study indicate that higher doses may be achieved with longer titration windows. Viking plans to evaluate further dose escalation in the upcoming Phase 2 trial.

“These Phase 1 data highlight VK2735’s attractive early profile, with encouraging safety, tolerability, and positive effects on body weight,” said Brian Lian, Ph.D., chief executive officer of Viking. “The initial data suggest excellent clinical characteristics, with good tolerability and up to approximately 18 pounds of mean weight loss from baseline. Though subjects in this study were only exposed to higher doses for a limited time, no signs of plateau were observed. We look forward to exploring higher doses over a longer treatment window in the Phase 2 trial.”

Observed Change in Body Weight Following 28 Days of Dosing with VK2735

Multiple Ascending Dose Level	Placebo (n=10)	VK2735 0.5 mg (n=6)	VK2735 1.5 mg (n=6)	VK2735 1.5/3/5/5 mg2 (n=7)	VK2735 3/5/5/7.5 mg (n=6)	VK2735 5/5/7.5/10 mg (n=6)
Mean baseline body weight (kg)[1]	121.1	101.2	114.8	115.3	116.3	95.9
Mean change from baseline body weight[3]	-2.2 kg	-2.6 kg	-4.1 kg	-4.5 kg	-8.2 kg	-7.6 kg
Mean percent change from baseline[3]	-1.8%	-2.5%	-3.7%	-4.1%	-7.4%	-7.8%
Placebo-adjusted mean change from baseline (%)	-	-0.7%	-1.9%	-2.3%	-5.6%	-6.0%
p-value vs. placebo[4]	-	0.64	0.17	0.09	0.0003	0.0002

Notes: 1) All subjects enrolled in MAD portion of study were required to have baseline BMI ≥30 kg/m2. 2) Subjects received escalating weekly doses of 1.5 mg, 3.0 mg, 5.0 mg, 5.0 mg. 3) Least squares mean. 4) Two-sided t test using mixed model for repeated measures.

VK2735 demonstrated encouraging safety and tolerability following repeated dosing. The majority of observed adverse events (98%) were reported as mild or moderate. The majority of gastrointestinal (GI) related adverse events (99%) were also reported as mild or moderate. One serious adverse event (SAE) was reported in a subject receiving VK2735. A subject with a history of cholelithiasis (gallstones) experienced an SAE of acute choledocholithiasis (gallstone obstruction). Nausea was reported among subjects receiving both VK2735 (58%) and placebo (50%). Among subjects receiving VK2735, the majority of reported nausea (89%) was characterized as mild (11% moderate). Vomiting was reported in 6/31 (19%) VK2735 treated subjects and 1/10 (10%) subjects receiving placebo. No subjects were discontinued for nausea, vomiting, or GI adverse events. Despite robust activation of the incretin receptor pathways, no hypoglycemia was reported.

Commonly Reported Adverse Events Following 28 Days of Dosing with VK2735

Common AEs, # of Subjects reporting, (%)	Placebo (n=10)	VK2735 0.5 mg (n=6)	VK2735 1.5 mg (n=6)	VK2735 1.5/3/5/5 mg (n=7)	VK2735 3/5/5/7.5 mg (n=6)	VK2735 5/5/7.5/10 mg (n=6)
Nausea
Mild Moderate Severe	5 (50%) 0 (0%) 0 (0%)	2 (33%) 0 (0%) 0 (0%)	4 (67%) 0 (0%) 0 (0%)	4 (57%) 1 (14%) 0 (0%)	5 (83%) 0 (0%) 0 (0%)	1 (17%) 1 (17%) 0 (0%)
Vomiting	1 (10%)	2 (33%)	0 (0%)	2 (29%)	1 (17%)	1 (17%)
Diarrhea	3 (30%)	1 (17%)	1 (17%)	2 (29%)	0 (0%)	0 (0%)
Constipation	0 (0%)	1 (17%)	1 (17%)	2 (29%)	1 (17%)	0 (0%)

Decreased appetite	3 (30%)	3 (50%)	3 (50%)	4 (57%)	5 (83%)	6 (100%)

The Phase 1 trial was a randomized, double-blind, placebo-controlled SAD and MAD study in healthy adults. The SAD portion of the study evaluated VK2735 in healthy adults, while the MAD portion of the study enrolled healthy adults with a minimum body mass index of 30 kilograms per meter squared. The primary objectives of the study were to evaluate the safety and tolerability of single and multiple doses of VK2735 administered subcutaneously and identify suitable doses for further clinical development. The secondary objective was to evaluate the pharmacokinetics of VK2735 in healthy subjects. The SAD portion of the study evaluated escalating single doses of VK2735. In the MAD portion of the study subjects received VK2735 once weekly for 28 days.

About GLP-1 and Dual GLP-1/GIP Agonists

Activation of the glucagon-like peptide 1 (GLP-1) receptor has been shown to decrease glucose, reduce appetite, lower body weight, and improve insulin sensitivity in patients with type 2 diabetes, obesity, or both. Semaglutide is a GLP-1 receptor agonist that has been approved by the U.S. Food and Drug Administration and is currently marketed in various dosage strengths and forms as Ozempic®, Rybelsus®, and Wegovy®. More recently, research efforts have explored the potential co-activation of the glucose-dependent insulinotropic peptide (GIP) receptor as a means of enhancing the therapeutic benefits of GLP-1 receptor activation. Tirzepatide is a dual GLP-1/GIP receptor agonist that is approved by the U.S. Food and Drug Administration and is currently marketed as Mounjaro™.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders, with three compounds currently in clinical trials. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company is also developing VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. VK2735 is currently being evaluated in a Phase 1 clinical trial. In the rare disease space, the company is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD. The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including VK2809 and VK0214, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its development activities, timelines, and milestones, as well as the company's goals and plans regarding its preclinical programs, including those targeting incretin receptor agonists, and their prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company’s other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Contacts:

Viking Therapeutics, Inc.

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com